EX-99.1.b
A M E N D M E N T

Dated:	July 14, 1992

To Be Effective:	July 14, 1992
TO
INTERCAPITAL INSURED MUNICIPAL TRUST II
DECLARATION OF TRUST
DATED MARCH 12, 1992

Amendment dated July 14, 1992 to the Declaration of
Trust (the “Declaration”) of InterCapital Insured
Municipal Trust II (the “Trust”) dated March 12, 1992
     WHEREAS, the Trust was established by the Declaration on the date hereinabove set forth under the laws of the Commonwealth of Massachusetts; and
     WHEREAS, the Trustees of the Trust have deemed it advisable to change the name of the Trust to “InterCapital Insured Municipal Incore Trust,” to fee effective on July 14, 1992;
     1. Section 1.1 of Article I of the Declaration is hereby amended so that that Section shall read in its entirety as follows:
“Section 1.1 Name. The name of the trust created hereby is the “InterCapital Insured Municipal Income Trust,” and 99 far as nay be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the Word “Trust” whenever herein used) shall refer to the Trustees as Trustees, and not as individuals, or personally, and Shall not refer to the officers, agents, employees or Shareholders of the Trust. Should the Trustees determine that the use of such name is not advisable, they may use such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name.”
     2. Subsection (r) of Section 1.2 of Article I of the Declaration is hereby amended so that that Section shall read in its entirety a follows:
          “Section 1.2 Definitions. . . . .
          “(r) Trust” means the InterCapital Insured Municipal Income Trust.”
     3. The Trustees of the Trust hereby reaffirm the Declaration, as amended, in all respects.
     4. This Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the undersigned have executed t his instrument this 14th day of July, 1992.

/s/ Charles A. Fiumefreddo	/s/ Andrew J. Meriton, Jr.

Charles A. Fiumefreddo, as trustee and not individually Two World Trade Center New York, New York 10048	Andrew J. Meriton, Jr., as Trustee and not individually Two World Trade Center New York, New York 10048

/s/ Sheldon Curtis
Sheldon Curtis, as Trustee not individually Two World Trade Center New York, New York 10048